Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information included herein present the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of income based upon the combined audited historical financial statements of CDI and P2E, after giving effect to the P2E Acquisition (as defined herein) and the CDI Financing (as defined herein) (together the “Transactions”), and the adjustments described in the accompanying notes.
Basis for Historical Information and Presentation
The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and do not purport to represent what the results of operations, balance sheet data or other financial information of CDI would have been if the Transactions had occurred as of the dates indicated or what such results will be for any future periods. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this report. The unaudited pro forma statement of income also does not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the Transactions, nor does it include any costs associated with restructuring or integration activities resulting from the Transactions, as they are currently not known. However, such costs could affect the combined company following the Transactions in the period the costs are incurred.
The P2E Acquisition
On February 18, 2022, CDI entered into a definitive purchase agreement to acquire substantially all of the assets of P2E for total consideration of $2.485 billion (the "Purchase Agreement") (collectively, the "P2E Acquisition"). The Purchase Agreement contemplates the acquisition by the Company of the following properties: Colonial Downs Racetrack in New Kent, Virginia ("Colonial Downs"), six historical racing entertainment venues across Virginia, del Lago Resort & Casino ("del Lago") in Waterloo, New York, and the operations of Hard Rock Hotel & Casino in Sioux City, Iowa (“Hard Rock Sioux City”).
CDI Financing
For the purpose of preparing the unaudited pro forma financial information, we have made the following assumptions regarding the amount of debt CDI will incur in connection with financing the P2E Acquisition. Such assumptions may differ from the actual indebtedness CDI may incur to finance the P2E Acquisition. Prior to the closing date of the P2E Acquisition, CDI is expected to amend its current credit agreement to (i) extend the senior secured revolving credit facility an additional five years and increase the aggregate principal amount to $1,200 million (the “CDI Revolving Credit Facility”) and (ii) provide a $800 million senior secured term loan A due 2027 (“Term Loan A-1”). In addition, CDI plans to issue $900 million of senior unsecured notes. CDI may decide to incur more or less Term Loan A-1 or notes, but does not expect any such change to materially change the aggregate principal amount or interest expense presented herein.
The unaudited pro forma condensed combined consolidated statements of income for the year ended December 31, 2021 give effect to the P2E Transactions as if it were consummated on January 1, 2021.
The unaudited pro forma condensed combined balance sheet presents the financial position of the Company as if the Transactions were consummated on December 31, 2021.
The unaudited pro forma condensed combined financial information has been prepared based upon currently available information and assumptions that are deemed appropriate by the Company’s management. The pro forma information is for informational purposes only and is not intended to be indicative of what actual results would have been, nor does such data purport to represent the combined financial results of the Company for future periods. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial information.

CHURCHILL DOWNS INCORPORATED
PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2021
(Unaudited)

	Historical		Transaction Accounting Adjustments
(in millions, except per common share data)	CDI	P2E	Reclassification Adjustments (Note 1)	P2E Excluded Entities (Note 1)	Pro Forma Adjustments (Note 4)		Proforma Combined
Net revenue:
Live and Historical Racing	$409.1	$—	$293.8	$—	$—		$702.9
TwinSpires	431.7	—	—	—	—		431.7
Gaming	695.4	227.7	34.2	—	—		957.3
Historical Horse Racing	—	271.1	(271.1)	—	—		—
Live and Simulcast Racing	—	7.9	(7.9)	—	—		—
Food and Beverage	—	21.7	(21.7)	—	—		—
Hotel	—	9.0	(9.0)	—	—		—
All Other	61.0	19.1	(18.3)	(0.1)	—		61.7
Total net revenue	1,597.2	556.5	—	(0.1)	—		2,153.6
Operating expense:
Live and Historical Racing	288.9	—	149.9	—	—		438.8
TwinSpires	325.4	—	—	—	—		325.4
Gaming	476.3	90.3	56.9	—	(4.8)	(A)	618.7
All Other	60.5	6.2	0.1	(0.6)	—		66.2
Selling, general and administrative expense	138.5	201.3	—	(5.5)	—		334.3
Historical Horse Racing	—	104.6	(104.6)	—	—		—
Live and Simulcast Racing	—	9.6	(9.6)	—	—		—
Asset Impairments	15.3	11.7	—	—	—		27.0
Transaction expense, net	7.9	—	2.0	—	30.0	(B)	39.9
Food and Beverage	—	18.6	(18.6)	—	—		—
Hotel	—	4.0	(4.0)	—	—		—
Marketing	—	20.9	(20.9)	—	—		—
Management Fees	—	20.7	—	(0.4)	—		20.3
Depreciation and Amortization	—	47.6	(47.6)	—	—		—
Development Expense	—	21.6	(2.0)	(18.1)	—		1.5
Pre-opening Expense	—	1.1	(1.1)	—	—		—
Loss on Disposal	—	0.5	(0.5)	—	—		—
Total operating expense	1,312.8	558.7	—	(24.6)	25.2		1,872.1
Operating income (loss)	284.4	(2.2)	—	24.5	(25.2)		281.5
Other income (expense):
Interest expense, net	(84.7)	(81.2)	—	—	81.2	(C)	(160.4)
					(75.7)	(D)
Equity in income of unconsolidated investments	143.2	—	—	—	—		143.2
Loss on extinguishment of debt, net	—	(2.6)	—	—	—		(2.6)
Miscellaneous, net	0.7	—	—	—	—		0.7
Total other income (expense)	59.2	(83.8)	—	—	5.5		(19.1)
Income (loss) from operations before provision for income taxes	343.6	(86.0)	—	24.5	(19.7)		262.4
Income tax (provision) benefit	(94.5)	—	—	—	17.7	(E)	(76.8)
Net income (loss)	$249.1	$(86.0)	$—	$24.5	$(2.0)		$185.6

Net income per common share data:
Basic net income	$6.45						$4.81
Diluted net income	$6.35						$4.73

Weighted average shares outstanding:
Basic	38.6						38.6
Diluted	39.2						39.2
See accompanying notes to unaudited pro forma condensed combined financial information.

CHURCHILL DOWNS INCORPORATED
PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
(Unaudited)

	Historical		Transaction Accounting Adjustments
(in millions)	CDI	P2E	Reclassification Adjustments (Note 1)	P2E Excluded Entities (Note 1)	Pro Forma Adjustments (Note 4)		Proforma Combined
ASSETS
Current assets:
Cash and cash equivalents	$291.3	$129.0	$—	$(0.7)	$(241.3)	(F)	$75.0
					(103.3)	(G)
Restricted cash	64.3	2.9	—	—	—		67.2
Accounts receivable, net	42.3	—	16.7	—	—		59.0
Income taxes receivable	66.0	—	—	—	—		66.0
Other current assets	37.6	23.5	(16.7)	(0.8)	—		43.6
Total current assets	501.5	155.4	—	(1.5)	(344.6)		310.8
Property and equipment, net	994.9	512.2	—	(14.4)	—		1,492.7
Investment in and advances to unconsolidated affiliates	663.6	—	—	—	—		663.6
Goodwill	366.8	20.3	—	—	(20.3)	(H)	1,966.0
					1,599.2	(H)
Other intangible assets, net	348.1	170.9	—	(10.0)	(160.9)	(H)	748.1
					400.0	(H)
Other assets	18.9	10.2	—	(0.5)	—		28.6
Long-term assets held for sale	87.8	—	—	—	—		87.8
Total assets	$2,981.6	$869.0	$—	$(26.4)	$1,473.4		$5,297.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$81.6	$3.0	$—	$—	$—		$84.6
Accrued expenses and other current liabilities	232.6	69.2	—	(1.2)	(9.2)	(I)	291.4
Current deferred revenue	47.7	—	—	—	—		47.7
Current maturities of long-term debt	7.0	—	—	—	—		7.0
Dividends payable	26.1	—	—	—	—		26.1
Total current liabilities	395.0	72.2	—	(1.2)	(9.2)		456.8
Long-term debt	668.6	836.3	—	—	(836.3)	(I)	2,942.3
					800.0	(F)
					603.7	(F)
					900.0	(F)
					(30.0)	(F)
Notes payable	1,292.4	—	—	—	—		1,292.4
Non-current deferred revenue	13.3	—	—	—	—		13.3
Deferred income taxes	252.9	—	—	—	—		252.9
Other liabilities	52.6	10.5	—	—	—		63.1
Total liabilities	2,674.8	919.0	—	(1.2)	1,428.2		5,020.8
Commitments and contingencies
Shareholders' equity (deficit)	306.8	(50.0)	—	(25.2)	75.2	(K)	276.8
					(30.0)	(J)
Total liabilities and shareholders' equity	$2,981.6	$869.0	$—	$(26.4)	$1,473.4		$5,297.6
See accompanying notes to unaudited pro forma condensed combined financial information.

CHURCHILL DOWNS INCORPORATED
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical audited financial statements of CDI and P2E as of and for the year ended December 31, 2021. Certain reclassifications have been made to the historical financial statements of P2E to conform to CDI’s presentation, including the condensing of P2E’s accrued expenses and other current liabilities balances into one line item.
The Purchase Agreement contemplates the acquisition by the Company of the following properties: Colonial Downs Racetrack in New Kent, Virginia ("Colonial Downs"), six historical racing entertainment venues across Virginia, del Lago Resort & Casino ("del Lago") in Waterloo, New York, and the operations of Hard Rock Hotel & Casino in Sioux City, Iowa (“Hard Rock Sioux City”). Certain entities owned by P2E were not included in the P2E Acquisition, and have been excluded in the unaudited pro forma condensed combined financial information in a column titled “P2E Excluded Entities”.
The unaudited pro forma condensed combined statement of income for the year ended December 31, 2021 give effect to the P2E Transactions and the CDI Financing as if they had occurred on January 1, 2021. The unaudited condensed combined balance sheet as of December 31, 2021 gives effect to the Transactions as if they had occurred on December 31, 2021.
The acquisition method of accounting is based on authoritative guidance for business combinations and uses the fair value concepts defined in authoritative guidance. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP. The information presented was not prepared in accordance with Article 11 of Regulation S-X, and CDI expects to file unaudited pro forma condensed combined financial information prepared in accordance with Article 11 of Regulation S-X of the SEC following the closing of the Transactions.
The pro forma adjustments described below have been developed based on assumptions and estimates, including assumptions relating to the consideration to be paid and the allocation thereof to the assets acquired and liabilities assumed from P2E based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma condensed combined financial statements after final valuation procedures are performed and amounts are finalized.
The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of CDI would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.
The unaudited pro forma condensed combined financial statements do not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the P2E Acquisition.
CDI performed a review of P2E's accounting policies to determine whether any adjustments were necessary to ensure comparability in the pro forma condensed combined financial statements. P2E elected the private company alternatives to amortize goodwill and to account for equity based compensation awards under the intrinsic value method. Further, P2E has not adopted the Financial Accounting Standards Board lease accounting standard ("ASC 842") as of December 31, 2021. For purposes of the pro forma condensed combined financial information, we have included a pro forma adjustment for the amortization of goodwill for the year ended December 31, 2021 in the notes to the unaudited pro forma condensed combined financial information. We do not reflect pro forma adjustments for the equity based compensation awards or adoption of ASC 842 for the year ended December 31, 2021.

Note 2 — Pro Forma Purchase Price Allocation
CDI allocated the purchase price paid to the fair value of the P2E assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of P2E as of December 31, 2021. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates utilizing management assumptions, and reasonable and supportable assumptions. Estimates and assumptions used are subject to change, which could be significant, within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary valuation that are not yet finalized relate to the fair values of amounts for income taxes, adjustments to working capital, fair value of intangible assets, and the final amount of residual goodwill. CDI expects to obtain a valuation report to assist in determining the fair values of the net assets acquired at the acquisition date during the measurement period.
The estimated intangible assets are comprised of a trade name and gaming rights, both with an indefinite useful life. The residual amount of the purchase price after allocation to tangible net assets and identifiable intangibles has been allocated to goodwill. Goodwill will be deducted for income tax purposes. The preliminary pro forma purchase price allocation reconciled to the estimated purchase price is as follows:

(in millions)
Net assets acquired as of December 31, 2021	$667.0
Less: P2E historical goodwill	(20.3)
Less: P2E historical intangible assets	(160.9)
Adjusted book value of net assets acquired	485.8
Adjustments to:
Goodwill	1,599.2
Identifiable intangible assets	400.0
Estimate of purchase price	$2,485.0

Note 3 – CDI Financing
Prior to the closing date of the P2E Acquisition, CDI is expected to amend its current credit agreement to (i) extend the senior secured revolving credit facility an additional five years and increase the aggregate principal amount to $1,200.0 million (the “CDI Revolving Credit Facility”) and (ii) provide a $800.0 million senior secured term loan A due 2027 (“Term Loan A-1”). In addition, CDI plans to issue $900.0 million of senior unsecured notes. CDI may decide to incur more or less Term Loan A-1 or notes, but does not expect any such change to materially change the aggregate principal amount or interest expense presented herein.
The weighted-average interest rate on the CDI financing is expected to be 3.22%. For each 0.125% change in the interest rate, interest expense would increase or decrease by approximately $2.9 million for the year ended December 31, 2021.

Note 4 – Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income
(A)The adjustment of $4.8 million is to eliminate the P2E goodwill amortization of $2.3 million and the intangible asset amortization of $2.5 million for the year ended December 31, 2021.
(B)Represents estimated transaction costs of CDI for the P2E Acquisition.
(C)To eliminate the interest expense incurred by P2E for the year ended December 31, 2021. The P2E debt will be paid off at closing of the P2E Acquisition.
(D)Represents the incremental interest expense under the CDI Financing for the year ended December 31, 2021, as described further in the table below:

Revolver Capacity	$1.2
Revolving Credit Facility	9.8
Term Loan A-1	13.0
Senior Unsecured Notes	51.7
Total interest expense	$75.7
(E)The pro forma adjustment to the income tax provision represents the tax effect of the adjustments to income from continuing operations before provision for income taxes related to the results of the acquired P2E entities, the estimated transaction costs of the P2E Acquisition, elimination of P2E’s interest expense, and CDI’s incremental interest expense related to the CDI Financing. CDI has assumed a 29.1% blended income tax rate representing the estimated combined U.S. federal and state statutory rates in effect for the year ended December 31, 2021.

Note 5 – Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(F)The sources and uses of funds related to the P2E Acquisition are as follows:

Sources:
Cash	$241.3
Revolving credit facility	603.7
Term Loan A-1	800.0
Senior Unsecured Notes	900.0
Total	$2,545.0

Uses:
Cash payments to P2E	$2,485.0
Transaction costs	60.0
Total	$2,545.0
Transaction costs of $60.0 million are composed of $30.0 million of the estimated bank fees and legal costs associated with the P2E transaction that are included as a Pro Forma Adjustment in the Condensed Combined Statement of Income. The additional $30.0 million is the estimated debt issuance costs associated with the CDI Financing that will be netted against the proceeds from the financing transaction.
Refer to Note 3 for further description of the CDI Financing.
(G)The Purchase Agreement caps the amount of cash and cash equivalents to be purchased by CDI to $25.0 million.
(H)See Note 2 for the estimated purchase price allocation. This eliminates the historical goodwill and intangibles associated with P2E and records the estimated goodwill and intangibles associated with the Transactions.
(I)To eliminate the principal and interest payable amounts related to the P2E debt.
(J)Represents the estimated transaction costs of the P2E Acquisition.
(K)To eliminate the retained earnings of the P2E entities that were acquired.

Note 6 – Management’s Adjustments
Management expects that, following completion of the P2E Acquisition, the post-acquisition company will realize certain costs savings as compared to the historical combined costs of CDI and P2E operating independently. The costs include $133.1 million of P2E Holdings grants of “profits interests” (“IUPs”) under the P2E Holdings 2018 Class B Unit Plan to five executive officers and employees of P2E and $20.3 million of management fees charged to P2E by P2E Holdings for the year ended December 31, 2021.
The below table reflects the costs as if the P2E Acquisition had been completed as of January 1, 2021. We have assumed the $153.4 million of costs referred to above would not have occurred for the year ended December 31, 2021. The tax effect has been calculated based on the applicable statutory rates to the aforementioned adjustments.

	For the year ended December 31, 2021
(in millions, except per common share data)	Pro Forma Combined	Management's Adjustment	As Adjusted
Operating income	$281.5	$153.4	$434.9
Income from operations before provision for income taxes	$262.4	$153.4	$415.8
Net income	$185.6	$108.8	$294.4

Net income per common share data:
Basic net income	$4.81		$7.63
Diluted net income	$4.73		$7.51

Weighted average shares outstanding:
Basic	38.6		38.6
Diluted	39.2		39.2